                                                                    EXHIBIT 10.1

        An amendment to the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock available for grant under the plan from 1,050,000 shares to 1,750,000 shares, was adopted by the Company on June 12, 1997, pursuant to a recommendation by the Board of Directors of the Company to the shareholders of the Company and approval by the shareholders on June 12, 1997, at the annual meeting of the shareholders. Section 3(a) of the 1995 Stock Option Plan now reads as follows in its entirety:

        "3.  Stock Subject to Option.
             -----------------------

        (a)  Total Number of Shares. The total number of shares of Stock which
             ----------------------
             may be issued by the Company to all Optionees under this Plan is 1,750,000 shares. The total number of shares or Stock which may be so issued may be increased only by a resolution adopted by the Board of Directors and approved by the shareholders of the Company."